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                                                                    Exhibit 99.1

David Weinstock

Vice President, Investor Relations

(215) 444-5335

dweinstock@advanta.com



Catherine Reid

Vice President, Communications

(215) 444-5073

creid@advanta.com

FOR IMMEDIATE RELEASE

ADVANTA EXPECTS 2002 OPERATING EARNINGS TO INCREASE 20%

Spring House, PA, December 3, 2001 - Advanta Corporation (NASDAQ: ADVNB; ADVNA) today announced that it expects its 2002 fiscal year operating earnings from continuing business segments to be approximately $1.70 per diluted share, an increase of 20% as compared to $1.41 anticipated for full year 2001. This represents an after tax return on average managed receivables for 2002 of 1.9% to 2.1%. Managed receivables are expected to grow 20% to 35%.



"Our plan for 2002 is to achieve increased profitability while investing heavily in the business card operation for the long-term benefit of our shareholders," said Chairman and Chief Executive Officer Dennis Alter. "We will also maintain our disciplined approach to growth in this economic environment."



Advanta management will hold a conference call with analysts and institutional investors today, December 3, 2001, at 9:00 am Eastern time. The call will be broadcast simultaneously for the public over the Internet through www.advanta.com or www.vcall.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those unable to listen to the live broadcast, replays will be available shortly after the call on the Vcall site.






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Advanta is a highly focused financial services company which has been providing innovative financial solutions since 1951. Advanta leverages its first-class direct marketing and information based expertise to develop state-of-the-art data warehousing and statistical modeling tools that identify potential customers and new target markets. Over the past five years, it has used these distinctive capabilities to become one of the nation's largest issuers of MasterCard business credit cards to small businesses. Learn more about Advanta at www.advanta.com.



This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the Company's managed net interest margin; (2) competitive pressures; (3) political, social and/or general economic conditions that affect the level of new account acquisitions, customer spending, delinquencies and charge-offs; (4) factors affecting fluctuations in the number of accounts or loan balances; (5) interest rate fluctuations; (6) the level of expenses; (7) the timing of the securitizations of the Company's receivables;
(8) factors affecting the value of investments held by the Company; (9) the effects of government regulation, including restrictions and limitations imposed by banking laws, regulators, examinations, and the agreements between the Company's bank subsidiaries and their regulators; (10) relationships with significant vendors and business partners; (11) the amount and cost of financing available to the Company; and (12) the impact of litigation. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.







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